UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14-A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
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STANDARD MOTOR PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

April 20, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Standard Motor Products, Inc. to be held at the offices of JPMorgan Chase, 277 Park Avenue, New York, NY 10172, on Thursday, May 20, 2010 at 2:00 p.m. (Eastern Daylight Time).

At the Annual Meeting, you will be asked to (a) elect nine directors and (b) ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for our 2010 fiscal year. The Board of Directors recommends that you vote “FOR” each of the above proposals. Please refer to the Proxy Statement for a detailed explanation of each of the proposals.

The formal notice of the Annual Meeting, the Proxy Statement and the Proxy Card are enclosed. We have also enclosed a copy of our Annual Report to Stockholders, which includes our Form 10-K for our 2009 fiscal year.

YOUR VOTE IS IMPORTANT! The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs and invites you to attend the Annual Meeting in person. It is important, however, that your shares be represented at the Annual Meeting and, for that reason, we ask that whether or not you expect to attend the Annual Meeting, you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. You should be aware that only votes cast “FOR” or “AGAINST” a proposal are used in determining the results of a vote.

On behalf of the Board of Directors, I would like to thank you for your continued support of the Company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence I. Sills Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2010—this Proxy Statement and Annual Report are available at www.smpcorp.com under “Investor Relations—Proxy Statement” or “—Annual Report”.

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of STANDARD MOTOR PRODUCTS, INC. (the “Company”) will be held at the offices of JPMorgan Chase, 277 Park Avenue, New York, NY 10172, on Thursday, May 20, 2010 at 2:00 p.m. (Eastern Daylight Time). The Annual Meeting will be held for the following purposes:

1.	To elect nine directors of the Company, all of whom shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.  The Board of Directors has fixed the close of business on April 9, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the Annual Meeting, please vote, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and return it in the pre-addressed envelope, to which no postage need be affixed, if mailed within the United States.

By Order of the Board of Directors

Carmine J. Broccole
Vice President General Counsel
and Secretary

Long Island City, New York
April 20, 2010

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Motor Products, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on May 20, 2010 or at any adjournment thereof. Proxy material is first being mailed on or about April 20, 2010.

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Information as to Voting Securities

The close of business on April 9, 2010 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The total number of shares of Common Stock outstanding and entitled to vote on April 9, 2010 was 22,753,280. Holders of Common Stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on the record date.

In order to conduct business at the Annual Meeting, our By-laws require the presence in person or by proxy of stockholders holding a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the matters presented at the Annual Meeting. If a quorum is not present, a vote cannot occur, and our Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxy cards received by us but marked “Withheld,” abstentions and broker non-votes will be included in the calculation of the number of shares considered in determining whether or not a quorum exists. Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “routine matters”, but will not be allowed to vote your shares with respect to certain “non-routine matters”. The ratification of Grant Thornton LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a routine matter under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. However, unlike prior years, the election of directors (Proposal No. 1) is a “non-routine matter”. Your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker, and those votes will be counted as broker non-votes. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal. We strongly encourage you to submit your proxy card and exercise your right to vote as a stockholder.

Voting and Revocation of Proxies

You can vote your shares by completing and returning a proxy card or by voting in person. If you hold your shares in “street name,” you should provide your broker or other nominee with voting instructions to ensure that your shares are voted.

The persons named in the accompanying form of proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received on time. With respect to the election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees.  With respect to Proposal No. 2, stockholders may vote For or Against the proposal or Abstain from voting with respect to the proposal. Stockholders should specify their choices on the accompanying proxy card. In the absence of specific instructions, proxies so received will be voted: (1) “FOR” the election of all of the named nominees to the Company’s Board of Directors; and (2) “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Proxies are revocable at any time before they are exercised by (a) sending in a later-dated proxy (with the same or other instructions), (b) appearing at the Annual Meeting and voting in person, or (c) notifying Carmine J. Broccole, Secretary of the Company, that the proxy is revoked via fax at 718-784-3284 or via mail to 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com. If you hold shares through a bank or brokerage firm, you must contact that bank or firm to revoke any prior voting instructions.

Votes Required

Nominees receiving a plurality of the votes cast will be elected as directors. Proposal No. 2 requires the approval of the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Only those votes cast “FOR” or “AGAINST” a proposal are used in determining the results of a vote. An abstention or a broker non-vote shall not constitute a vote cast.

Method and Expense of Proxy Solicitation

The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by employees of the Company at nominal cost.

The Company does not expect to pay compensation for any solicitation of proxies but may pay brokers and other persons holding shares in their names, or in the name of nominees, their expenses for sending proxy material to beneficial owners for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Unless individual stockholders specify otherwise, each executed proxy will be voted “FOR” the election to the Board of Directors of the nine nominees named below, all of whom are currently directors of the Company.

Information Regarding Nominees

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information includes each director’s age, all positions they hold, their principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which they currently serve as a director or for which they have served as a director at any time during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Each person listed below has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee listed below unavailable.

Name of Director	Position with the Company	Age	Director Since

Lawrence I. Sills	Chairman of the Board and Chief Executive Officer	70	1986
William H. Turner(1)(2)	Presiding Independent Director	70	1990
Robert M. Gerrity(1)(3)	Director	72	1996
Pamela Forbes Lieberman(1)	Director	56	2007
Arthur S. Sills	Director	66	1995
Peter J. Sills	Director	63	2004
Frederick D. Sturdivant(1)	Director	72	2001
Richard S. Ward(1)(4)	Director	69	2004
Roger M. Widmann(1)	Director	70	2005

(1)	Member of the Company’s Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee.

(2)	Chairman of the Audit Committee.

(3)	Chairman of the Compensation and Management Development Committee.

(4)	Chairman of the Nominating and Corporate Governance Committee.

Lawrence I. Sills has served as our Chairman of the Board and Chief Executive Officer since December 2000 and has been a director of the Company since 1986. From 1986 to 2000, Mr. Sills served as our President and Chief Operating Officer. From 1983 to 1986, he served as our Vice President of Operations. Mr. Sills is the brother of Arthur S. Sills and Peter J. Sills, each a director of the Company, and is the father of Eric Sills, our Vice President Engine Management Division.

We believe Mr. Sills’ qualifications to serve as a director and our Chairman of the Board include his wealth of experience and business understanding that Mr. Sills has obtained in over forty years of working in various capacities at the Company and in the automotive industry. Mr. Sills’ knowledge of all aspects of the business and its history, position him well to serve as our Chairman and Chief Executive Officer. In addition, we believe Mr. Sills’ qualifications to sit on our Board include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

William H. Turner has served as our Presiding Independent Director since January 2006 and as a director of the Company since May 1990. He also serves as a director of Ameriprise Financial, Inc., Franklin Electronic Publishers, Inc., Volt Information Sciences, Inc. and New Jersey Resources Corporation. Since 1985, he has served as the Chairman of the International College of Beirut and, from June 2008 to January 2010, as Acting Dean of the Business School at Montclair State University. From 2004 to 2008, Mr. Turner was the Dean of the College of Business at Stony Brook University. Mr. Turner served as the Senior Partner of Summus Ltd., a consulting firm, from 2002 to 2004. From 1997 to 2002, he served in various capacities at PNC Bank NJ, including President, Chief Executive Officer and Chairman Northeast Region. He was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Inc. from 1996 to 1997. Prior to that time, he was the Vice Chairman of Chase Manhattan Bank and its predecessor, Chemical Banking Corporation.

We believe Mr. Turner’s qualifications to serve as a director and our Presiding Independent Director include his extensive executive leadership and financial and managerial experience. His service as Chief Executive Officer and Vice Chairman at several banking institutions make him a valuable asset to our Board, and has provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at other large corporations, as well as the deep understanding of our Company that he has acquired in two decades of service on our Board, make him a valuable advisor.

Robert M. Gerrity has served as a director of the Company since July 1996. Mr. Gerrity also serves as a director of Federal Signal Corporation, Rimrock Corporation and Polyair Inter Pack Inc. Mr. Gerrity is the Chairman of the Industrial Group of Glencoe Capital, a private equity firm, and is a director and principal of Gerrity Partners, a Board consulting business. Formerly, he served as a director of Birmingham Steel Corporation, Joy Global Inc. (formerly Harnischfeger Industries), Libralter Engineering Systems, Rubbermaid Corporation, and New Holland n.v. Prior to 1995, he served in a variety of manufacturing, engineering and management positions with the Ford Motor Company including Chief Executive Officer of Ford New Holland and Ford of Brazil.

We believe Mr. Gerrity’s qualifications to serve as a director include his extensive business experience, including serving as Chief Executive Officer with global companies, such as Ford Motor Company. Mr. Gerrity has a unique perspective to offer the Board on a variety of automotive-related issues. His experience serving on the governance, audit and compensation committees (including as chairman) of several public companies and his knowledge of restructuring, mergers and acquisitions also provide valuable insight to our Board.

           Pamela Forbes Lieberman has served as a director of the Company since August 2007. Ms. Forbes Lieberman also serves as a director of A.M. Castle & Co. and VWR International and serves as a member of the advisory board of WHI Capital Partners, a private equity firm. From March 2006 to August 2006, Ms. Forbes Lieberman served as Interim Chief Operating Officer of Entertainment Resource, Inc. Ms. Forbes Lieberman also served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) from November 2001 to November 2004, as TruServ’s Chief Operating Officer and Chief Financial Officer from July 2001 to November 2001, and as TruServ’s Chief Financial Officer from March 2001 to June 2001. Prior to March 2001, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., Martin-Brower, and Fel-Pro Inc. and served as an automotive industry consultant in 1998 to 1999. Ms. Forbes Lieberman is a Certified Public Accountant.

We believe Ms. Forbes Lieberman’s qualifications to serve as a director include her years of executive experience, including serving as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, for distribution and automotive companies. She brings demonstrated management ability at senior levels to the Board and insights into the operational requirements of a large company.  In addition, her knowledge of public and financial accounting matters, logistics, and business strategy provides valuable insight to our Board.

Arthur S. Sills has served as a director of the Company since October 1995. Mr. Sills was an educator and administrator in the Massachusetts school districts for thirty years prior to his retirement in 2000. Mr. Sills is the brother of Lawrence I. Sills and Peter J. Sills, and is the uncle of Eric Sills.

We believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, his fifteen years of experience as a director, his knowledge of the Company acquired over many years, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

Peter J. Sills has served as a director of the Company since July 2004 and from December 2000 to May 2004. Mr. Sills is a writer and an attorney. Mr. Sills is the brother of Arthur S. Sills and Lawrence I. Sills, and is the uncle of Eric Sills.

We believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, his knowledge and experience with the Company acquired over many years, his legal background, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

Frederick D. Sturdivant has served as a director of the Company since December 2001. Mr. Sturdivant is a director of Dennen Steel, an independent consultant, and has served as a Visiting Professor at the Warrington College of Business at the University of Florida since 2004. From 2000 to 2002, Mr. Sturdivant was Chairman of Reinventures LLC. From 1998 to 2000, he was Executive Managing Director of Navigant Consulting. From 1996 to 1998, he was President of Index Research and Advisory Services, a subsidiary of Computer Sciences Corporation. Previously, he served as a director of Fel-Pro, Inc., State Savings Bank, Columbus, and The Progressive Corporation. After completing his Ph.D. at Northwestern University, Mr. Sturdivant held professorships at the University of Southern California, University of Texas at Austin, the Harvard Business School, and an endowed chair at Ohio State University.

We believe Mr. Sturdivant’s qualifications to serve as a director include his years of experience providing strategic advisory services to complex organizations including in the areas of corporate strategy, marketing, management, information technology, distribution and environmental analyses. His knowledge of corporate strategy development and organizational acumen provides valuable insight to our Board.

Richard S. Ward has served as a director of the Company since July 2004. Mr. Ward also serves as a member of the University of Virginia School of Law Business Advisory Council, the American Law Institute, the Association of General Counsel, and the Board of Trustees (Executive Committee) of the International College of Beirut, Lebanon. Mr. Ward is a private investor and legal consultant. In 2000, Mr. Ward served as Chairman of the Large, Complex Case Committee of the American Arbitration Association. From 1969 to 1998, he served in various legal and managerial capacities at ITT Corporation, including Executive Vice President, General Counsel and Corporate Secretary, and served as a member of the ITT Management Committee. Previously, he served on the Boards of the American Arbitration Association, the American Bar Association, STC plc, a British telecommunications company, ITT Sheraton Corporation, First State Insurance Company, Boeing Industrial Technology Group Corporation, and Caesars World, Inc. Mr. Ward is a member of the Bars of New York and Virginia, and is admitted to practice before the U.S. Court of International Trade and the U.S. Court of Appeals for the Federal Circuit.

We believe Mr. Ward’s qualifications to serve as a director include his experience as an executive officer of an international engineering and manufacturing company, combined with his legal and corporate governance expertise. His knowledge of the complex legal and governance issues facing multi-national companies and his understanding of what makes businesses work effectively and efficiently provides valuable insight to our Board.

Roger M. Widmann has served as a director of the Company since May 2005. Mr. Widmann also serves as a director of GigaBeam Corporation and Cedar Shopping Centers, Inc. He currently serves as the Chairman of Keystone National Group (a private equity fund of funds), a director of the March of Dimes of Greater New York, the Vice Chair of Oxfam America, a senior moderator of the Executive Seminar at The Aspen Institute and the Liberty Fellowship (South Carolina), and a senior mentor of the Henry Crown Fellowship Program. He previously served as Chairman of the Board of Lydall, Inc., a manufacturing company, from 1974 to 2004 and was a principal of Tanner & Co., Inc., an investment banking firm, from 1997 to 2004. Prior to that time, he was the Senior Managing Director of Chemical Securities Inc. (now JPMorgan Chase Corporation).

We believe Mr. Widmann’s qualifications to serve as a director include his approximately thirty years experience in leading a manufacturing corporation as a director and Chairman and his experience as a principal of an investment banking firm. His demonstrated leadership capability and his extensive knowledge of complex financial and operational issues provide our Board with greater insight into the concerns of stockholders, investors, analysts and those in the financial community. The depth and breadth of his experience at such companies makes him a valuable advisor to our Board.

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

PROPOSAL 2

RATIFICATION OF GRANT THORNTON LLP

The Audit Committee of our Board of Directors plans to appoint Grant Thornton LLP as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the 2010 fiscal year. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so and is asking stockholders to ratify the appointment of Grant Thornton LLP. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Representatives of Grant Thornton LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Grant Thornton LLP in the fiscal years ended December 31, 2009 and 2008:

	2009	2008

Audit fees	$1,713,192	$2,241,906
Audit-related fees (1)	215,318	89,029
Tax fees (2)	36,541	75,730
All other fees	—	—
Total	$1,965,051	$2,406,665

(1)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans.

(2)	Tax fees consist primarily of U.S. and international tax compliance and planning.

In accordance with its charter, the Audit Committee approves the compensation and terms of engagement of its independent auditors, including the pre-approval of all audit and non-audit service fees. All of the fees paid to Grant Thornton LLP described above were for services pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 15, 2010 by:

•	each person known by the Company to own beneficially more than 5% of the Company’s Common Stock;
•	each director and nominee for director of the Company;
•	our principal executive officer, principal financial officer and each of our other most highly compensated executive officers named in the Summary Compensation Table below; and
•	all directors and officers as a group.
Name and Address	Amount and Nature of Beneficial Ownership (1)		Percentage of Class

GAMCO Investors, Inc.	2,906,409	(2)	12.8%
One Corporate Center
Rye, NY
BlackRock, Inc.	1,388,798	(3)	6.1%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors Inc.	1,342,361	(4)	5.9%
1299 Ocean Avenue
Santa Monica, CA
Arthur S. Sills	1,310,754	(5)	5.8%
Peter J. Sills	1,295,045	(6)	5.7%
Lawrence I. Sills	854,714	(7)	3.8%
John P. Gethin	55,865	(8)	*
Robert M. Gerrity	53,883	(9)	*
William H. Turner	51,683	(10)	*
James J. Burke	51,081	(11)	*
Frederick D. Sturdivant	50,358	(12)	*
Richard S. Ward	40,269	(13)	*
Roger M. Widmann	35,939	(14)	*
Dale Burks	31,028	(15)	*
Pamela Forbes Lieberman	24,911		*
Carmine J. Broccole	10,637	(16)	*
Directors and Officers as a group (twenty persons)	3,297,729	(17)	14.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)
Applicable percentage of ownership is calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) 22,583,280 which is the number shares of Common Stock outstanding as of March 15, 2010, plus that number of additional shares, if any, which may be acquired through the exercise of options or convertible debentures within 60 days of March 15, 2010. Beneficial ownership is calculated based on the requirements of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of Common Stock subject to options and our convertible debentures held by that person that are currently exercisable or exercisable within 60 days of March 15, 2010 are deemed outstanding. Regarding our convertible debentures, at March 15, 2010 our convertible debentures were convertible into 66.6666 shares of Common Stock for each $1,000 of convertible debentures converted and the conversion price for our convertible debentures was equivalent to approximately $15.00 per share. Shares subject to options or our convertible debentures, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the stockholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address of each individual listed in the table is c/o Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York.

In footnotes 5 and 6, where more than one director of our company is a co-director of a foundation, and shares voting power and investment power with another director with respect to a certain number of shares, such shares are counted as being beneficially owned by each director who shares such voting power and investment power. However, in computing the aggregate number of shares owned by directors and officers as a group, these same shares are only counted once.

(2)
The information for GAMCO Investors, Inc. and certain of its affiliates (“GAMCO”) is based solely on an amendment to its Schedule 13D filed with the SEC on November 4, 2009, wherein GAMCO states that it beneficially owns an aggregate of 2,906,409 shares of our Common Stock. GAMCO states that it has sole voting power for 2,877,409 shares and has sole investment power for 2,906,409 shares.

(3)
The information for BlackRock, Inc. and certain of its affiliates (“BlackRock”) is based solely on its Schedule 13G filed with the SEC on January 29, 2010, wherein BlackRock states that it beneficially owns an aggregate of 1,388,798 shares of our Common Stock. BlackRock states that it has sole voting power and has sole investment power for all of such shares.

(4)
The information for Dimensional Fund Advisors Inc. (“Dimensional”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 8, 2010, wherein Dimensional states that it beneficially owns an aggregate of 1,342,361 shares of our Common Stock. Dimensional states that it has sole voting power for 1,324,864 shares and sole investment power for 1,342,361 shares.

(5)
Includes 769,932 shares of Common Stock held by the Sills Family Foundation, Inc., of which Arthur S. Sills is a director and officer and shares voting and investment power with, among others, Peter J. Sills.  In his capacity as a director of the foundation, Arthur S. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(6)
Includes 769,932 shares of Common Stock held by the Sills Family Foundation, Inc., of which Peter J. Sills is a director and officer and shares voting and investment power with, among others, Arthur S. Sills. In his capacity as a director of the foundation, Peter J. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(7)
Includes 34,478 shares of Common Stock, of which: (a) 2,812 shares are owned by Mr. Sills’ wife; and (b) 31,666 shares underlie options to purchase Common Stock. For shares of stock held by his wife, Lawrence I. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(8)	Includes options to purchase 24,500 shares of Common Stock.

(9)	Includes options to purchase 11,400 shares of Common Stock.

(10)	Includes options to purchase 11,400 shares of Common Stock.

(11)	Includes options to purchase 19,000 shares of Common Stock.

(12)	Includes options to purchase 7,400 shares of Common Stock.

(13)	Includes options to purchase 2,000 shares of Common Stock.

(14)	Includes options to purchase 2,000 shares of Common Stock.

(15)	Includes options to purchase 16,600 shares of Common Stock.

(16)	Includes options to purchase 3,000 shares of Common Stock.

(17)	Includes options to purchase 157,866 shares of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from our directors and executive officers that no other reports were required during the fiscal year ended December 31, 2009, the Company believes that all Section 16(a) reports required to have been filed by the Company’s directors and officers during 2009 were timely filed.

CORPORATE GOVERNANCE

The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its stockholders as well as compliant with the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. In particular:

•	The Board has adopted Corporate Governance Guidelines;

•	The Board has appointed a Presiding Independent Director, who is independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•	A majority of the Board, and all members of each Board Committee, is independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•	The Board has adopted charters for each of the Committees of the Board and the Presiding Independent Director;

•
The Company’s Corporate Governance Guidelines provide that the independent directors meet periodically in executive session without management and that the Presiding Independent Director chairs the executive sessions;

•	Interested parties are able to make their concerns known to non-management directors or the Audit Committee by e-mail or by mail (see “Communications to the Board” section below);

•
The Company has a Corporate Code of Ethics that applies to all company employees, officers and directors and a Whistleblower Policy with a hotline available to any employee, supplier, customer, stockholder or other interested third party; and

•	The Company has established stock ownership guidelines that apply to its independent directors and executive officers.

Certain information relating to corporate governance matters can be viewed at www.smpcorp.com under “Investor Relations – Governance Documents”. Copies of the Company’s (1) Corporate Governance Guidelines, (2) charters for the Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and the Presiding Independent Director, and (3) Corporate Code of Ethics and Whistleblower Policy are available on the Company’s website. Copies will also be provided to any stockholder free of charge upon written request to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com.

Meetings of the Board of Directors and its Committees

In 2009, the total number of meetings of the Board of Directors, including regularly scheduled and special meetings, was eight. All of our directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served during 2009.

The Company requires all Board members to attend its Annual Meeting of Stockholders. All Directors, other than Pamela Forbes Lieberman, were present at the 2009 Annual Meeting of Stockholders held on May 21, 2009.

The Board currently has three standing committees: (1) an Audit Committee, (2) a Compensation and Management Development Committee, and (3) a Nominating and Corporate Governance Committee. The members of each Committee consist of all of our independent directors: William H. Turner (Chairman of the Audit Committee and Presiding Independent Director); Robert M. Gerrity (Chairman of the Compensation and Management Development Committee); Pamela Forbes Lieberman; Frederick D. Sturdivant; Richard S. Ward (Chairman of the Nominating and Corporate Governance Committee); and Roger M. Widmann.

Audit Committee

The Audit Committee is responsible for: (1) recommending to the Board of Directors the engagement of the independent auditors of the Company; (2) reviewing with the independent auditors the scope and results of the Company’s audits; (3) pre-approving the professional services furnished by them to the Company; (4) reviewing their management letter with comments on the Company’s internal accounting control; and (5) reviewing management policies relating to risk assessment and risk management. The Audit Committee held five meetings in 2009.

The Board of Directors has determined that each Audit Committee member is financially literate and independent. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that William H. Turner (the Audit Committee’s Chairman), Robert M. Gerrity and Pamela Forbes Lieberman meet the Securities and Exchange Commission criteria of an “audit committee financial expert.”

Compensation and Management Development Committee

The Compensation and Management Development Committee’s functions are to: (1) approve the compensation packages of the Company’s officers; (2) administer the Company’s equity incentive plans; (3) review the Company’s overall compensation policies and practices, including risk assessments; (4) review the performance, training and development of Company management in achieving corporate goals and objectives; and (5) oversee the Company’s management succession planning. The Compensation and Management Development Committee held three meetings in 2009.

The Compensation and Management Development Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages. The Committee may, at its discretion, solicit the input of our executive officers (including our Chief Executive Officer) or any independent consultant or advisor in satisfying its responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions are to assist the Board of Directors in discharging and performing the duties and responsibilities of the Board with respect to corporate governance, including:

•	The identification and recommendation to the Board of individuals qualified to become or continue as directors;
•	The continuous improvement in corporate governance policies and practices;
•	The annual self-assessment of the performance of the Board and each Committee of the Board;
•	The recommendation of members for each committee of the Board; and
•	The compensation arrangements for members of the Board.

The Nominating and Corporate Governance Committee held four meetings in 2009.  The Nominating and Corporate Governance Committee has the exclusive authority and responsibility to determine all aspects of director compensation. The Committee may solicit, in its discretion, the input of an independent consultant or advisor in satisfying its responsibilities.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making nominations, the Nominating and Corporate Governance Committee seeks candidates who possess (1) the highest level of integrity and ethical character, (2) a strong personal and professional reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for Board activities, (9) skills in areas that will benefit the Board, and (10) the ability to make a long-term commitment to serve on the Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Committee reviews each candidate’s qualifications, taking into account diversity in professional experience, skills and background, as well as racial and gender diversity, to determine whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Committee would recommend the candidate for consideration by the full Board. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. In order for stockholder candidates to be considered, written notice of such stockholder recommendation (a) must be provided to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting, and (b) must contain the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of Company stock. Both stockholder-proposed candidates and other candidates identified and evaluated by the Nominating and Corporate Governance Committee must comply with the procedures, and meet the qualification of directors, as outlined in the Charter of the Committee and the By-laws of the Company. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101.

Board Leadership Structure

The business of the Company is managed under the direction of the Company’s Board, in the interest of the stockholders. The Board delegates its authority to senior management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

 The Company believes the positions of Chairman and Chief Executive Officer should be held by the same person. Lawrence I. Sills has been our Chairman and Chief Executive Officer since 2000. He has been employed by the Company for over forty years and represents the third generation of the Sills family which established the Company in 1919.  As such, the Board believes that he is uniquely qualified through his experience and expertise to be the Chairman of the Board. The Board also believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is best for our Company and its stockholders. The combined roles of Chairman and Chief Executive Officer provide a greater ability to navigate through special interests—the demands of our Board and stockholders as well as the needs of our customers, business partners and other stakeholders.

Our Chairman provides leadership to the Board, leads discussions of strategic issues for the Company, and works with the Board to define its structure and activities in fulfillment of its responsibilities. In conjunction with our Presiding Independent Director, the Chairman sets the Board agendas with Board and management input, facilitates communication among directors, works with the Presiding Independent Director to provide an appropriate information flow to the Board, and presides at meetings of the Board and stockholders.

In addition, the Board believes that the use of a Presiding Independent Director (currently William H. Turner) provides independent oversight of management substantively no different from which would be provided by separating the offices of Chairman and Chief Executive Officer. The Presiding Independent Director approves Board agendas, as well as the quality, quantity and timeliness of information sent to the Board and serves as the principal liaison between the Chairman and independent directors and chairs an executive session of the non-employee directors at each regularly scheduled Board meeting. The Presiding Independent Director is expected to foster a cohesive board that cooperates with the Chief Executive Officer towards the ultimate goal of creating shareholder value. The Presiding Independent Director is elected every year, but a director may serve for one or more terms as Presiding Independent Director at the discretion of the Nominating and Corporate Governance Committee.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In addition, the Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies as well as consider what level of risk is appropriate for the Company.

The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight function, the Board reviews risk throughout the business, focusing on financial risk, legal/compliance risk and operational/strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation and Management Development Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Communications to the Board

Stockholders and other interested parties may communicate with the Board of Directors or individual directors pursuant to the procedures established by the Nominating and Corporate Governance Committee from time to time. Correspondence intended for the Board of Directors or an individual director should be sent to the attention of the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101, who will forward it to the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will have the discretion to distribute only such correspondence to the Board or individual members of the Board that the Committee determines in good faith has a valid business purpose or is otherwise appropriate for the Board or individual member thereof to receive.

Corporate Code of Ethics

The Board of Directors of the Company has adopted a Corporate Code of Ethics to (1) promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest, (2) promote full, fair, accurate, timely and understandable disclosure, (3) promote compliance with applicable laws and governmental rules and regulations, (4) ensure the protection of the Company’s legitimate business interests, including business opportunities, assets and confidential information, and (5) deter wrongdoing. Our Corporate Code of Ethics is available at www.smpcorp.com under “Investor Relations-Governance Documents”.

Director Independence

The Board of Directors has affirmatively determined that each member of the Board and Committees of the Board, other than Lawrence I. Sills, Arthur S. Sills and Peter J. Sills, is independent. In making its determination, the Board reviews the criteria established by the New York Stock Exchange and the Securities and Exchange Commission for independent board members. In that regard, the Board considered whether any director has, or has had in the most recent three years, any material relationships with the Company, including any affiliation with our independent auditors. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation or family relationship.

Director Compensation

The following table sets forth the compensation paid by the Company to our non-employee directors in 2009.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)		All Other Compensation(3)	Total

William H. Turner	$93,500	$64,700	$	─	$158,200
Robert M. Gerrity	36,500	97,700		16,800	151,000
Frederick D. Sturdivant	71,000	59,700		16,800	147,500
Pamela Forbes Lieberman	69,500	59,700		16,800	146,000
Richard S. Ward	66,000	69,700		─	135,700
Roger M. Widmann	69,500	59,700		─	129,200
Peter J. Sills	14,000	─		16,800	30,800
Arthur S. Sills	13,000	─		16,800	29,800

(1)
Includes (a) the cash portion of the annual retainer paid to independent directors, (b) the annual retainer paid to each Chairman of our Board Committees and to our Presiding Independent Director, and (c) fees for director attendance at Board and Committee meetings.

(2)
Represents the grant date fair value of (a) the Company Common Stock awarded to our independent directors as part of their annual retainer, (b) any portion of the annual cash retainer which an independent director chose to take in Company Common Stock, and (c) shares of restricted stock granted to each independent director.

The number of shares of Common Stock covered by outstanding stock awards and option awards held by each independent director at December 31, 2009 are set forth below:

Name	Outstanding Stock Awards	Outstanding Option Awards

William H. Turner	4,000	11,400
Robert M. Gerrity	4,000	11,400
Pamela Forbes Lieberman	3,000	─
Frederick D. Sturdivant	4,000	7,400
Richard S. Ward	4,000	2,000
Roger M. Widmann	4,000	2,000

(3)	Represents the value of medical benefits provided to these directors.

For 2009, the annual cash retainer paid to each independent director was $38,000 (representing a one-time decrease in director compensation due to the Company’s 2008 performance), of which any portion can be taken in Company Common Stock at the discretion of each director; in 2009 Mr. Gerrity, Mr. Ward and Mr. Turner elected to receive $38,000, $10,000 and $5,000 respectively, of such retainer in Company Common Stock.  In addition, in 2009 each independent director received a restricted stock award of 1,000 shares and an additional award of Common Stock valued at $55,000, based on the fair market value of the Company’s Common Stock as of the date of issuance. For 2010, the annual cash retainer for each independent director will increase to $40,000. Independent director restricted stock grants vest one year after the grant date, so long as the director remains continuously in office. Independent directors are also eligible to receive other types of awards under the 2006 Omnibus Incentive Plan, but such awards are discretionary. In the event of a merger or asset sale, vesting of all of the shares of restricted stock will accelerate, and such shares will become fully vested.

In 2009, William H. Turner received additional annual retainers of $20,000 and $7,500 for his services as our Presiding Independent Director and Chairman of the Audit Committee, respectively. Robert M. Gerrity, Chairman of our Compensation and Management Development Committee, and Richard S. Ward, Chairman of our Nominating and Corporate Governance Committee, each received an additional annual retainer of $5,000 for their services as Chairmen of such Committees. In 2009, non-employee directors also received $1,500 for each Board and Committee meeting they attended (plus $1,000 for each multi-day meeting) and were reimbursed for meeting expenses. In addition, Robert M. Gerrity, Pamela Forbes Lieberman, Arthur S. Sills, Peter J. Sills and Frederick D. Sturdivant are covered under the Company’s medical plan. Lawrence I. Sills, being an officer of the Company, received no payment for the fulfillment of his directorial responsibilities; please refer to the Summary Compensation Table for disclosure regarding Lawrence Sills’ compensation.

Policy on Poison Pills

The Company does not have a poison pill and is not presently considering the adoption of such a device. If the Company were ever to adopt a stockholder rights agreement, the Company would seek prior stockholder approval, unless due to time constraints or other reasons, the Board, in the exercise of its fiduciary responsibilities, determines that it would be in the best interests of stockholders to adopt a stockholder rights agreement before obtaining stockholder approval. If the Company’s Board were ever to adopt a stockholder rights agreement without prior stockholder approval, the Board would submit such agreement to stockholders for ratification within one year.

Compensation Committee Interlocks and Insider Participation

All members of the Board’s Compensation and Management Development Committee during 2009 were independent directors, and none of them were employees or former employees of the Company. During 2009, no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation and Management Development Committee or Board of Directors.

MANAGEMENT INFORMATION

Our officers, and their ages and positions, are:

Name	Age	Position

Lawrence I. Sills(1)	70	Chairman of the Board and Chief Executive Officer
John P. Gethin(1)	61	President and Chief Operating Officer
James J. Burke(1)	54	Vice President Finance and Chief Financial Officer
Carmine J. Broccole	44	Vice President General Counsel and Secretary
Dale Burks	50	Vice President Temperature Control Division
Michael J. Fitzgerald	55	Vice President Marketing
Robert Kimbro	55	Vice President Distribution Sales
Ray Nicholas	46	Vice President Information Technology
Eric Sills	41	Vice President Engine Management Division
Thomas S. Tesoro	55	Vice President Human Resources
William J. Fazio	55	Chief Accounting Officer
Robert H. Martin	63	Treasurer and Assistant Secretary

(1)           Member of the Office of Chief Executive.

Lawrence I. Sills has served as our Chief Executive Officer and Chairman of the Board since 2000 and has been a director of the Company since 1986. From 1986 to December 2000, Mr. Sills served as our President and Chief Operating Officer. From 1983 to 1986, he served as our Vice President of Operations. Mr. Sills is the brother of Arthur S. Sills and Peter J. Sills, each of whom are directors of the Company, and is the father of Eric Sills, our Vice President Engine Management Division.

John P. Gethin has served as our President and Chief Operating Officer since December 2000. From 1997 to 2000, Mr. Gethin served as our Senior Vice President of Operations. From 1998 to 2003, he served as the General Manager of our Temperature Control Division. From 1995 to 1997, Mr. Gethin was our Vice President and General Manager of EIS Brake Parts Division (a former business unit of ours).

James J. Burke has served as our Vice President Finance and Chief Financial Officer since 1999. From 1998 to 1999, Mr. Burke served as our Director of Finance, Chief Accounting Officer. From 1993 to 1997, he served as our Corporate Controller.

Carmine J. Broccole has served as our Vice President General Counsel and Secretary since January 2006 and was our General Counsel from August 2004 to January 2006. Prior to such time, Mr. Broccole was a Partner of Kelley Drye & Warren LLP.

Dale Burks has served as our Vice President Temperature Control Division since September 2006.  From July 2003 to September 2006, Mr. Burks served as our General Manager – Temperature Control Division. From 1984 to 2003, he served in various capacities in our Company including Director–Sales & Marketing, Regional Manager and Territory Manager.

Michael J. Fitzgerald has served as our Vice President Marketing since May 2007. From July 2003 to May 2007, Mr. Fitzgerald served in a variety of sales and marketing capacities in our Company, including Director of Sales and Marketing–NAPA. Prior to 2003, he worked for Echlin/Dana (acquired by our Company in 2003) as a Territory Salesman, Zone Manager, Retail Marketing Manager and Vice President of Marketing.

Robert Kimbro has served as our Vice President Distribution Sales since September 2006. Since 1984, Mr. Kimbo served in a variety of sales capacities in our Company, most recently as Regional Sales Manager for the East Region beginning in 1997.

Ray Nicholas has served as our Vice President Information Technology since September 2006. From 1990 to September 2006, Mr. Nicholas served as the Manager and Director of Information Systems for our Temperature Control Division.

Eric Sills has served as our Vice President Engine Management Division since September 2006. From 1991 to September 2006, Mr. Sills served in various capacities in our Company, most recently as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills and the nephew of Arthur S. Sills and Peter J. Sills.

Thomas S. Tesoro has served as our Vice President Human Resources since September 2006 after joining our Company in July 2006. From 1999 to July 2006, Mr. Tesoro served as Senior Vice President of Human Resources for Vertrue Inc. Prior to such time, he served in a variety of senior human resources related positions for a number of Fortune 500 companies.

William J. Fazio has served as our Chief Accounting Officer since March 2008. From September 2007 to March 2008, Mr. Fazio served as our Director, Corporate Accounting. From April 2001 to September 2007, he served as the Corporate Controller and Chief Accounting Officer of Hexcel Corporation. Prior to that time, Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics. Mr. Fazio is a Certified Public Accountant.

Robert H. Martin has served as our Treasurer and Assistant Secretary since 1999. From 1993 to 1999, Mr. Martin served as the Controller of our Engine Management Division. From 1989 to 1993, he was the Division Controller of one of our subsidiaries.

Office of Chief Executive

The Company has established the Office of the Chief Executive to strengthen the executive management structure of the Company. The Office of Chief Executive is primarily responsible for the development of policy, strategy and quality assurance, and the provision of leadership. Its functions also include (a) supporting and providing timely and quality advice to the Chief Executive Officer; (b) promoting the policies of the Company; and (c) improving communications between management, customers, the Board of Directors and stockholders. The Office of Chief Executive is comprised of (1) Lawrence I. Sills, our Chairman and Chief Executive Officer, (2) John P. Gethin, our President and Chief Operating Officer, and (3) James J. Burke, our Vice President Finance and Chief Financial Officer.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses the material components of our compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers.

The Compensation Discussion and Analysis also discusses (a) the primary responsibilities of our Compensation and Management Development Committee (referred to as our Compensation Committee), (b) our executive compensation philosophy and the overall objectives of our executive compensation program, (c) the process followed by our Compensation Committee in arriving at specific compensation policies and decisions, (d) the various components of our compensation package and the reasons that we provide each component, (e) the factors considered by our Compensation Committee in arriving at its compensation decisions for 2009, and (f) some additional compensation-related topics.

The Compensation Committee is comprised exclusively of independent directors. In performing its duties, the Compensation Committee may, in its discretion, solicit the input of any of our executive officers (including our Chief Executive Officer), any of our other employees, or any independent consultant or advisor.

Primary Responsibilities of our Compensation Committee

Our Compensation Committee is responsible for, among other things:

•
reviewing the overall goals, policies, objectives and structure of our executive compensation and benefit programs and considering whether any of the components thereof may present unreasonable risks to the Company;

•	approving the compensation packages of the Company’s Chief Executive Officer and our other executive officers; and

•	administering our equity incentive plans.

Executive Compensation Philosophy and Primary Objectives

Philosophy.        The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide our executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management strategic initiatives.

In accordance with this philosophy, the Compensation Committee believes that the executive compensation program should consist of a mix of base salary, annual cash incentive compensation, long-term incentive compensation (that may include cash or equity components, in the Committee’s discretion), perquisites and other benefits.

The Committee uses judgment and discretion in establishing compensation and strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. Our equity programs, combined with our executive share ownership requirements, reward long-term stock performance. Our contingent long-term performance awards, which may be paid out only at the end of a three-year performance period, reward longer-term financial and operating performance, and discretionary cash bonuses reward the achievement of annual performance goals.

Objectives.          The Committee generally considers the following objectives in establishing compensation programs and setting pay levels:

•	providing the Company with the ability to attract, motivate and retain exceptional talent whose abilities and leadership skills are critical to the Company’s long-term success;

•
maintaining a significant portion of each executive’s total compensation at risk, tied to achievement of annual and long-term strategic, financial, organizational and management performance goals, that are intended to improve stockholder return;

•
providing variable compensation incentives directly linked to the performance of the Company and improvement in stockholder return so that executives manage from the perspective of owners with an equity stake in the Company;

•	ensuring that our executives hold Company common stock to align their interests with the interests of our stockholders; and

•
ensuring that compensation and benefit programs are both fair and competitive in consideration of each executive’s level of responsibility and contribution to the Company and reflect the size and financial resources of the Company in order to maintain long-term viability.

Compensation Process

How We Set Compensation.      On an annual basis, the Compensation Committee is responsible for reviewing and approving the compensation of our named executive officers, including the amounts of salary, incentive bonus and equity-based compensation provided to each executive. In determining total executive compensation packages, the Committee generally considers various measures of Company and industry performance including revenue, operating income, gross margin and total stockholder return. The Compensation Committee does not assign these performance measures relative weights. The Compensation Committee considers these performance measures as good indicators of Company performance and makes a subjective determination of compensation after considering all of these measures, collectively, as well as taking into account the market data and peer group information discussed below.

While the elements of compensation are considered separately, the Compensation Committee also considers the complete compensation package of an individual executive in an effort to ensure that it will be effective in motivating, retaining and incentivizing the executive. In addition, the Committee determines the appropriate level of our total compensation, and each compensation element, reviewing each executive’s individual performance, both in general and against specific goals and targets established for the executive, and the desire to maintain internal pay equity and consistency among our executives.

Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer generally participate in the same executive compensation plans and arrangements available to the other executive officers; however, their target performance bonuses are based solely upon achieving the Company’s short term and long term strategic goals.

The Compensation Committee divides executive officers into three separate categories for the purposes of establishing the levels of long-term cash and equity incentive awards. Each category consists of one or more officers who are grouped together for incentive compensation purposes and receive the same target incentive awards. Our Chief Executive Officer is in the first category; our Chief Operating Officer and Chief Financial Officer are in the second category; and our other executives are in the third category. One purpose of the categories is to equalize incentive opportunities for individuals with similar levels of responsibility. This practice is intended to improve internal pay equity among the officer group. Considerations of internal pay equity among officers are also factored into the Committee’s consideration of the market data and peer group information discussed below with respect to base salary compensation.

Benchmarking.  In establishing total compensation for our executives, the Committee generally targets the median of the market, which it considers to be equivalent to the domestic market for executive talent within US industrial companies with gross revenues in the range of $500 million to $1 billion. Our Vice President Human Resources conducts annual benchmark reviews within the above-referenced market of the aggregate level of executive compensation, as well as the mix of elements used to compensate executive officers at such companies, and provides this market data to the Compensation Committee for its consideration. The Committee believes that compensation targeted at the median of the market reflects consideration of our stockholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals.

In addition, the Compensation Committee also reviews the practices of specific peer group companies to compare the Company’s compensation programs with other manufacturing companies of comparable size and stature. Our Chief Executive Officer and other members of management provide input on the selection of the peer group companies, and the Compensation Committee makes the final determination of which companies to include. Executive compensation information for the market data and peer group companies is compiled by management from proxy statements and other public filings, as well as surveys and other databases to which we subscribe, such as those from Mercer and Watson Wyatt.

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. The Compensation Committee also reviews this information for context and a frame of reference for decision making; but it is not the sole source of information on which executive compensation is determined. Other factors such as internal equity, individual and business performance, and the perceived degree of alignment between the job duties of our executive with the benchmark job description to which his or her compensation is being compared are also considered.

Role of Management.          The Compensation Committee seeks and considers input from senior management in many of its decisions. Annually, our Chief Executive Officer and our Vice President Human Resources review with the Compensation Committee annual salary, annual incentive plan targets and long term incentive compensation for each of our executives (excluding the CEO). In addition, following the end of each fiscal year, our Chief Executive Officer evaluates each executive officer’s performance for the prior fiscal year (other than his own performance) and discusses the results of his evaluations with the Compensation Committee. The Chief Operating Officer and Chief Financial Officer also assist in the evaluations for those officers reporting to them. In addition to a consideration of an individual’s attainment of the business goals and objectives established for him by the Compensation Committee for the prior year, the Chief Executive Officer’s evaluation of each executive officer’s performance may be based in part upon subjective factors, including the Chief Executive Officer’s evaluation of the contributions made by the executive officer to the Company’s overall results and achievement of its strategic goals. These evaluations include consideration of the level of responsibility of each executive officer and the percentage of total Company revenue and/or expense that each individual officer is responsible for, where applicable. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary and target bonus as part of the compensation package for each executive officer (other than himself) for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines the compensation for all executive officers for the next fiscal year, considering the recommendations from the Chief Executive Officer, as well as the benchmark and peer group information described above and any other information available to it which it considers relevant. The Compensation Committee discusses the recommendations of the Chief Executive Officer in executive session without any members of management present and may modify the Chief Executive Officer’s recommendations when approving final compensation packages.

Tally Sheets. When reviewing annual executive compensation, the Compensation Committee has historically reviewed management-provided materials which highlight the base salary, target bonus, actual bonus, equity compensation and fringe benefits paid to each of our executive officers for prior fiscal years. The Compensation Committee uses this information to review compensation trends, to compare increases or decreases year over year, and to ensure that compensation decisions are made with a view to the total compensation package awarded to each executive officer over time. No specific weight is assigned by the Compensation Committee to the tally sheets or any specific items which may appear on such tally sheets.

Risk Management Considerations.    As mentioned earlier, the Compensation Committee strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives.  The Committee structures our incentive bonus programs and equity award programs as highlighted below to promote the creation of long-term value and discourage behavior that may lead to excessive risk:

•
The Company’s annual Economic Value Added (“EVA”) incentive bonus program (as more fully described under “Elements of Compensation – Annual Incentive Bonus” below), which measures the year to year difference in net operating profit after tax, less a charge for the cost of capital, is designed to align executive compensation to continuous improvements in corporate performance and increases in stockholder value. Bonuses tied to EVA are such that increasing EVA year over year will be favorable for the Company’s stockholders as well as for those executives whose compensation is based on EVA. In addition, an executive’s EVA bonus payout is capped at 200% of the applicable target, no matter how much financial performance exceeds the range established at the beginning of the year, thereby limiting the incentive for excessive risk-taking. In addition, since bonuses tied to EVA are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his own bonus compensation through excessive risk taking is constrained.

•
EVA bonuses represent 70% of an executive’s total potential bonus compensation in any year. However, management performance bonuses (“MBO”, as more fully described under “Elements of Compensation – Annual Incentive Bonus” below), which are based upon the achievement of individual goals and objectives, and thus more susceptible to individual risk taking, represent only 30%, thus reducing the incentive for any executive to take excessive risks.

•
The measures used to determine whether performance share awards vest are based on three years of financial performance. The Committee believes that the longer performance period encourages executives to attain sustained performance over several years, rather than performance in a single annual period.

•
Restricted stock awards vest at the end of a three year period and an executive must hold any vested restricted stock for an additional six month period following vesting pursuant to the terms of our Stock Ownership Guidelines, thereby encouraging executives to look to long-term appreciation in equity values.

Elements of Compensation

Base Salary.  The Compensation Committee generally reviews base salaries for executive officers at the beginning of each fiscal year. Annual salary is based upon an evaluation of each individual’s performance, an executive’s level of pay compared to that for similar positions at peer group companies, the responsibilities of the position, the experience of the individual, internal pay equity considerations, and Company performance. Base salaries may also be adjusted at the time of a promotion, upon a change in level of responsibilities, or when competitive circumstances may require review.

We believe that our base salaries are an important element of our executive compensation program because they provide our executives with a steady income stream that is not contingent upon our overall performance or stockholder return. We believe that maintaining base salary amounts comparable to our peer group minimizes competitive disadvantage, while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals.

Annual Incentive Bonus.  The Compensation Committee utilizes annual incentive cash bonuses to reward each of our executive officers when (1) the executive officer achieves certain individual performance objectives (or MBO goals) and (2) when we achieve certain company-level financial objectives under our EVA program. Our annual cash bonuses are designed to more immediately reward our executives for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives achieve their respective individual objectives and, thus, our company-level objectives. We believe our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Annual target cash incentive bonuses are determined as a percentage of each executive officer’s total cash compensation for the fiscal year. The target bonuses are set at levels that are approximately 25% - 45% of an executive’s expected total cash compensation for the year.  They are set at levels which, assuming achievement of 100% of the applicable target amount, the Compensation Committee believes are likely to result in annual cash bonus payments at or near the median for target bonus amounts in the market.  Actual bonuses may be higher or lower, however, based upon the degree of achievement of MBO and EVA goals.

MBO.     In January of each year, the Compensation Committee reviews and approves a detailed set of individual MBO goals for all executives (which are generally quantifiable performance objectives and aligned with the Company’s strategic goals) initially prepared by management.  At the beginning of the following year, the Compensation Committee determines, in its discretion, with the input of the Chief Executive Officer, the level of achievement of each MBO goal by each executive during the prior year and the percentage of the target MBO bonus amount to be awarded to each executive. The target MBO bonuses represent 30% of an executive’s total target cash incentive bonus for the applicable year.

EVA.       With respect to company-level financial objectives, the Company utilizes an EVA-based incentive bonus program to more closely align executive compensation to continuous improvements in corporate performance and increases in stockholder value. We believe that the  principles of an EVA bonus program have a better statistical correlation with the creation of value for shareholders than a bonus program based on performance  measures such as  return on  capital, return on equity, growth in earnings per share and growth in cash flow. EVA measures the year over year difference in net operating profit after tax, less a charge for the cost of capital. EVA recognizes the productive use of capital assets and, therefore, wise, responsible decision-making regarding capital investments. Increasing EVA year over year will be favorable for the Company’s stockholders as well as for those executives whose compensation is based on EVA. The target EVA bonuses represent 70% of an executive’s total target cash incentive bonus for the applicable year.

Long-Term Equity Incentive Programs.   As part of the Company’s compensation program, the Compensation Committee grants equity awards to the Company’s executive officers. We believe that equity grants provide our executive officers with a strong link to our long-term performance goals, create an ownership culture, and closely align the interests of our executive officers and our stockholders. In addition, the vesting feature of our equity grants is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ throughout the three year vesting period. In determining the size of equity grants to our executive officers, the Compensation Committee awards different fixed amounts to our (a) Chief Executive Officer, (b) Chief Operating Officer and Chief Financial Officer, and (c) other executives, in recognition of their differing levels of responsibility. The specific amounts granted are based on recommendations of management and an independent consultant utilized by the Compensation Committee in connection with the initial adoption of the 2006 Omnibus Incentive Plan (discussed below). The Compensation Committee may also consider our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the applicable executive officer, the vesting of such prior awards, and the recommendations of management and any other advisor that the Compensation Committee may choose to consult.

Stock Option Plans.      Prior to 2006, the primary form of equity compensation that we awarded to our executive officers consisted of incentive stock options under our 1994 Omnibus Stock Option Plan and 2004 Omnibus Stock Plan. We granted stock options to our executive officers once per year, or every other year, at regularly scheduled meetings of the Board. However, after the adoption of our 2006 Omnibus Incentive Plan, our Board of Directors determined not to grant any additional stock options under these plans.

Historically, stock options for our executive officers were granted in installments, with the exercise price of the initial installment equal to the fair market value of our Common Stock on the date of grant and the exercise price of the remaining one to three installments either (a) one dollar above the prior installment or (b) equal to 110% of the fair market value of our Common Stock on the initial date of grant. Stock options had vesting periods of two to four years. We spread the vesting of our options over a period of time to compensate our executives for their contribution over a period of time and as a retention tool. In addition, we increased the exercise price of the stock options after the initial installment to further align the interests of our executive officers and our stockholders.

           2006 Omnibus Incentive Plan.  Beginning in 2006, the accounting treatment for stock options changed making stock options less attractive as a compensation tool from the Company’s point of view. As a result, we assessed the desirability of granting restricted stock awards and performance share awards to our executive officers, rather than stock options, and concluded that such awards would provide an equally motivating form of incentive compensation, while permitting us to issue fewer shares. Because shares of restricted stock have a defined value at the time the restricted stock grants are issued, restricted stock grants are often perceived as having more immediate value than stock options, which have a value less easily determinable when granted. In addition, we provide performance shares to our executive officers because we believe that their contributions to the Company have a direct relationship to the achievement of the Company’s strategic goals.

We grant our executive officers restricted stock and performance shares once per year at a regularly scheduled meeting of the Board. The Incentive Plan also permits the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards to our officers, directors, employees and consultants. However, we currently intend to grant only restricted stock and performance shares under the Incentive Plan.

Each restricted stock award issued under the Incentive Plan is subject to a three year vesting period. If an executive officer ceases employment before the end of the vesting period, he or she forfeits the entire restricted stock award. Restricted stock awards may become immediately vested in full in cases of death, retirement at or after age 65, total disability (as determined by the Compensation Committee in its sole discretion), or upon a “change in control” of the Company.

We also award our executive officers performance shares in amounts initially comparable to the number of shares of restricted stock issued to such executives, although the actual number of performance shares ultimately issued to an executive may be higher or lower, depending upon the level of achievement of the applicable performance goals. In order for the performance shares to be earned, the Company must achieve a certain level of earnings from continuing operations before taxes, excluding special items, cumulatively at the end of the three-year performance period covered by the award. A new performance period begins each January 1 and ends three years later on December 31 and, as a result, up to three performance periods may overlap in any given year. The level of earnings from continuing operations is tied to financial goals contained in the Company’s three year strategic plan, which is updated annually. The Compensation Committee selected this performance measure because improvement in earnings from continuing operations is a key strategic focus for the Company and is believed to help the Company achieve higher margins, stronger cash flow and debt reduction.

The performance share awards are subject to a three-year vesting period. If an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award is forfeited. The performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved.

It is our policy to ensure that we do not grant equity awards in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

Special Incentive Plan. In order to further incentivize our executive officers to achieve the goals set forth in the Company’s then current three year strategic plan, in January 2008 the Compensation Committee adopted the Standard Motor Products, Inc. Special Incentive Plan. The Special Incentive Plan is designed to reward executives for the achievement of the following financial targets: $1 billion in aggregate net sales and/or aggregate earnings per share of $1.56, in each case for the three-year period ended December 31, 2010. If the Company achieves these targets, an executive would receive a one-time cash incentive bonus of up to 30% of base pay and target bonus, provided that an executive must remain an active employee throughout the performance period to receive any special incentive bonus. At the time of establishing these financial targets, the Compensation Committee determined that these amounts represented realistic stretch goals that were calibrated to motivate performance and delivery of stockholder value. However, in view of the economic downturn and global financial crisis, management believes that it is highly unlikely that these targets will achieved.

SERP.     The Company has established a Supplemental Executive Retirement Plan for our executive officers (and other eligible employees). The purpose of this plan is to enable the executive officers to supplement their benefits under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. Eligible employees may irrevocably elect to defer receipt of a portion of their annual base salary and annual bonus payments earned in that plan year up to a maximum of 50% of their annual base salary and 100% of their annual bonus payments.  In addition, the Company generally makes an annual cash contribution into the SERP on behalf of each participant.

Supplemental SERP.   The Company maintains an unfunded Supplemental SERP for James J. Burke. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. The benefits under this plan are in addition to benefits payable to participants under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan and SERP.

ESOP.   Our executive officers are eligible to receive Company common stock pursuant to our Employee Stock Ownership Plan, which is available for all eligible employees. This stock grant plan gives our executives an opportunity to share directly in the growth of the Company through stock ownership. The Company’s stock contributions for a particular calendar year are made in the first quarter of such year. Under the plan, each participant is subject to a six year vesting schedule.

Retiree Medical Benefits.  Effective in January 2009, the Company established a company-funded health reimbursement account for eligible retirees, which program replaced a retiree medical benefit plan for eligible employees. Of the named executive officers, Lawrence I. Sills, James J.  Burke and Dale Burks are eligible to receive benefits under this plan upon retirement. No employee hired after January 1, 1995 is eligible under the plan, and accordingly, none of our other named executive officers is eligible to receive any benefits under this plan.

Compensation Actions in 2009

After careful analysis, the Compensation Committee determined to use the following companies for peer group comparisons in setting 2009 compensation:

Altra Holdings, Inc.	Ladish Company, Inc.
American Railcar Industries	LB Foster Co.
CIRCOR International Inc.	Parker-Ohio Holdings Corp.
Dorman Products, Inc.	Spartan Motors, Inc.
Drew Industries Inc.	Superior Industries International, Inc.
Insteel Industries, Inc.	WHX Corporation
Keystone Consolidated Industries, Inc.

In determining executive compensation for fiscal 2009, our Compensation Committee evaluated and made its determinations in the context of the Company’s 2008 performance, the global economic recession, the downturn in the financial markets, tightened credit markets, the turmoil in the automotive industry, the general political climate regarding executive compensation, as well as the specific financial obligations of the Company, including the impending maturity of the $45 million remaining balance of its convertible debentures in July 2009. The Compensation Committee took into consideration not only the Company’s ability to weather the downturn effectively but to make changes and introduce strategic initiatives critical to positioning the Company for future long-term growth.

Base Salary.   Based on the foregoing, the Compensation Committee established a salary freeze for our executives for 2009, as a way of contributing to the Company’s cost reduction efforts.  In view of improving economic conditions, in January 2010 the Compensation Committee lifted the freeze on salaries and awarded salary increases which raised our named executive officers’ base salaries to the following levels:  Mr. Sills $473,000; Mr. Gethin, $553,000; Mr. Burke, $448,000; Mr. Broccole, $340,000; and Mr. Burks, $313,000.  These increases were based on the Committee’s evaluation of the individuals’ contributions to the Company’s successes during 2009 and to motivate and retain such individuals.

Annual Incentive Bonuses.   Based on the financial environment and other factors discussed above, the Compensation Committee established the following goals for our named executive officers under the MBO for 2009: (a) cash generation, (b) reduction of debt and overall expenses, (c) rationalization of facilities, (d) streamlining operations, (e) repayment of the balance of the convertible debentures when due, and (f) seeking additional sources of financing. In addition, based on the Company’s 2008 performance, the Compensation Committee established a one-time reduction to the 2009 MBO bonus payout for our Chief Executive Officer of $22,850 (or approximately 5% of his base salary). In January 2010, the Compensation Committee determined that the named executive officers had successfully attained their goals by (i) successfully completing an exchange offer of new convertible debentures due 2011 for a portion of the convertible debentures due 2009, (ii) successfully repaying the balance of the convertible debentures due 2009 at maturity, (iii) successfully completing an underwritten offering of approximately $29 million of common stock, (iv) negotiating an extension of the Company’s revolving credit facilities for an additional year, (v) continuing to reduce capital expenditures, inventories and accounts receivable, (vi) rationalizing the Company’s workforce and facilities, (vii) recommending to the Board of Directors the temporary elimination of the Company’s quarterly dividend, and (viii) instituting a salary freeze for salaried employees.  As a result, the Compensation Committee authorized a payout of MBO bonuses at percentages ranging from 175% to 188% of target for 2009.

For 2009, the Compensation Committee established a year over year improvement in EVA of $5.7 million and $12.7 million as the target and maximum thresholds which would result in executive officers receiving an EVA bonus payout at 100% or 200%, respectively, of their respective target amounts.  For fiscal 2009, there was an approximately $26 million incremental improvement in the Company’s EVA. The improvement from year to year was primarily due to (i) cost reductions resulting in higher net operating profits after tax and (ii) a significant reduction in capital employed in the business resulting in a lower capital charge. Reductions in inventory and accounts receivable were the primary drivers of the capital reduction. Because of the level of EVA improvements, which exceeded the maximum threshold amount, each executive received a maximum EVA bonus payout for 2009 at 200% of target.

Restricted Stock Awards.   In 2009, the Compensation Committee awarded the following shares of restricted stock: (a) 2,000 shares to our Chief Executive Officer; (b) 1,875 shares to each of our Chief Operating Officer and Chief Financial Officer; and (c) 1,250 shares to each of our other named executive officers.  The amount of the restricted stock awards was based upon the Committee’s subjective evaluation of each executive’s contribution to the Company during 2009, as well as their respective levels of responsibility.

Performance Share Awards.   In 2009, the Compensation Committee also awarded performance shares to our named executive officers with each receiving a targeted share amount equal to the number of shares of restricted stock awarded to him, as set forth above, although actual award payouts may vary from 0% to 200% of the target award amount, depending upon the level of achievement of the performance goal for the three-year measurement period. In order for a named executive officer to receive an actual payout of all or a portion of the performance shares awarded to him in 2009, the Company must achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2009 to December 31, 2011, of at least $53.4 million (i.e., the threshold amount), with a maximum award resulting from achievement of earnings from continuing operations of $80.1 million or more during the specified period.

In 2007, performance shares were awarded to each of our named executive officers in the same amounts as were awarded in 2009, as described above. In order for an executive to receive the target amount of performance shares, the Company needed to achieve earnings from continuing operations before taxes, excluding special items, over the three year period from January 1, 2007 to December 31, 2009 of approximately $85 million. In view of the economic downturn and global financial crisis, the threshold for payment was not met at the end of the three year period, and no performance shares were paid out in 2009 with respect to the 2007 awards.

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of our stockholders, we established stock ownership guidelines for our executive officers. Our stock ownership guidelines provide that executive officers are expected to own and hold a number of shares of Company Common Stock with a value that represents either (a) 50 percent of their base salary, with respect to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, or (b) 30 percent of their base salary, with respect to each of the other executive officers of the Company. Stock ownership levels are expected to be achieved by each executive officer within a period of time determined at the discretion of the Compensation Committee. We do not allow our executive officers to hedge the economic risk of their stock ownership.

Our stock ownership guidelines also include a mandatory stock holding period policy which requires our executive officers to hold for a period of six months any stock acquired by them upon the exercise of stock options or lapse of restrictions on restricted stock or performance shares, net of the funds necessary to pay the exercise price of stock options or for payment of applicable taxes.

Termination-Based Compensation

We have entered into change in control or severance arrangements only with John P. Gethin, our President and Chief Operating Officer, and James J. Burke, our Vice President Finance and Chief Financial Officer. As discussed in more detail in the “Severance and Change of Control Arrangements” section below, Messrs. Gethin and Burke are entitled to certain benefits upon the termination of their respective employment pursuant to Severance Compensation Agreements, Retention Bonus and Insurance Agreements and the Supplemental SERP (for Mr. Burke only). These benefits include severance and retention payments, continued health and life insurance coverage for a limited period of time, and additional service credit under the Company’s Supplemental Compensation Plan.

The Compensation Committee initially adopted, and has maintained, these agreements with Messrs. Gethin and Burke because the Compensation Committee believes that such arrangements protect the interests of these senior executives when a potential change of control could affect their job security. In addition, since the agreements mitigate any concern these executive officers may have in connection with a termination of their employment by us, or a potential loss of employment as a result of a change in control, they promote the interests of stockholders by assuring that these executive officers focus on evaluating opportunities that are in our best interests, without concentrating on individual personal interests, and stay committed to furthering our interests, even if we were to consider a transaction that resulted in a change of control.

In addition, as discussed in more detail in the “Severance and Change of Control Arrangements” section below, each of our executive officers are eligible to receive termination-related benefits under the Company’s Supplemental Executive Retirement Plan. As stated previously, our 2006 Omnibus Incentive Plan contains provisions that would accelerate the vesting of restricted stock upon certain events, including a change of control of the Company. We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Compensation Committee’s policy to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws. In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

Perquisites and Other Benefits

We provide our executive officers certain perquisites and other benefits. We provide these benefits as an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. The primary perquisite for our executive officers is an allowance for leasing an automobile and reimbursement of related expenses. In addition, we maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, accidental death and dismemberment insurance, dental insurance, 401(K) Capital Accumulation Plan/Profit Sharing plan and an employee stock purchase plan.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis, and elsewhere in this proxy statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance stockholder value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance that may be issued by the Company regarding its future earnings, free cash flow or other financial measures.

REPORT OF THE COMPENSATION
AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and that it be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation and Management Development Committee

Robert M. Gerrity, Chairman	Pamela Forbes Lieberman
Frederick D. Sturdivant	William H. Turner
Richard S. Ward	Roger M. Widmann

Executive Compensation

The following table sets forth the annual compensation paid by the Company during fiscal 2009, 2008 and 2007 to our principal executive officer, our principal financial officer and our other most highly compensated executive officers as defined in the regulations of the Securities and Exchange Commission (the “Named Executive Officers”).

Summary Compensation Table for 2009

					Change
					in Pension
					Value and
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings (3)	All Other Compensation(4)	Total
Lawrence I. Sills	2009	$460,000	$57,360	$676,954	$—	$28,860	$1,223,024
Chief Executive Officer and	2008	460,000	25,800	129,276	—	36,531	651,607
Chairman of the Board	2007	450,000	27,960	247,313	—	43,447	768.720

John P. Gethin	2009	$538,000	$53,775	$544,292	$—	$36,738	$1,172,805
President and	2008	538,000	24,188	100,548	—	44,692	707,428
Chief Operating Officer	2007	528,000	26,212	189,965	591,214	51,106	1,387,037

James J. Burke	2009	$438,000	$53,775	$456,817	$64,948	$34,880	$1,048,420
Vice President Finance and	2008	438,000	24,188	84,389	132,600	35,212	714,389
Chief Financial Officer	2007	428,000	26,212	161,291	297,215	39,606	952,324

Dale Burks	2009	$303,000	$35,850	$207,900	$—	$20,895	$567,645
Vice President Temperature	2008	303,000	16,126	54,772	—	15,630	389,528
Control Division	2007	278,000	17,476	59,400	—	19,519	374,395

Carmine J. Broccole	2009	$308,000	$35,850	$196,310	$—	$23,188	$563,348
Vice President General Counsel	2008	308,000	16,126	47,490	—	22,282	393,898
and Secretary	2007	288,000	17,476	91,456	—	24,053	420,985

(1)
The amounts in this column represent the grant date fair value of stock awards in the applicable year computed in accordance with FASB ASC Topic 718 for the restricted stock awards and performance share awards; the fair value of the performance share awards assumes the achievement of the target level of performance shares as the probable outcome.  Assuming the achievement of the maximum level of performance shares, the above amounts for each person would be increased by the following fair value amounts in each of 2009, 2008 and 2007, respectively: (a) $57,360, $25,800 and $27,960 for Mr. Sills; (b) $53,775, $24,188 and $26,213 for each of Messrs. Gethin and Burke; and (c) $35,850, $16,125 and $17,475 for each of Messrs. Burks and Broccole. The amounts listed in the table do not reflect whether the Named Executive Officers have actually realized a financial benefit from these awards. In particular, for 2007 the amounts listed above include the fair value of performance shares ($27,960 for Mr. Sills, $26,313 for Messrs. Gethin and Burke, and $17,475 for Messrs. Burks and Broccole), which performance shares were not actually issued to these persons since the Company did not meet its performance thresholds at the end of 2009. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.  See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” sections for more information regarding our stock awards. In accordance with SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.

(2)
The amounts in this column constitute annual cash incentive bonus awards. Based on the Company’s 2008 performance, the MBO portion of Mr. Sill’s incentive bonus in 2009 was reduced by $22,850, or approximately 5% of his base salary.

(3)
We do not pay “above market” interest on non-qualified deferred compensation; therefore, this column reflects pension accruals only. The amounts shown are attributable to the change in the actuarial present value of the accumulated benefit under our Supplemental SERP on a year over year basis. Mr. Gethin received a lump sum payout of $4,982,612 under the Supplemental SERP in July 2008 and is no longer a participant in the plan.  Mr. Burke is the only remaining participant in the Supplemental SERP.

(4)
The amounts in this column represent (a) car allowances for leased automobiles, (b) Company contributions to the 401(K) Capital Accumulation Plan/Profit Sharing Plan, ESOP and SERP programs on behalf of the Named Executive Officers, and (c) Company payments for life insurance premiums for Messrs. Gethin and Burke. The amount attributable to each perquisite for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such officer.

The following table sets forth certain information with respect to stock awards granted to the Named Executive Officers during 2009.

Grants of Plan-Based Awards for 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#) (3)	Grant Date Fair Value (4)

Lawrence I. Sills	9/24/09	—	—	—	1,000	2,000	4,000	—	$28,680
	9/24/09	—	—	—	—	—	—	2,000	28,680
		$0	$360,000	$720,000

John P. Gethin	9/24/09	—	—	—	938	1,875	3,750	—	$26,888
	9/24/09	—	—	—	—	—	—	1,875	26,888
		$0	$280,000	$560,000

James J. Burke	9/24/09	—	—	—	938	1,875	3,750	—	$26,888
	9/24/09	—	—	—	—	—	—	1,875	26,888
		$0	$235,000	$470,000

Dale Burks	9/24/09	—	—	—	625	1,250	2,500	—	$17,925
	9/24/09	—	—	—	—	—	—	1,250	17,925
		$0	$108,000	$216,000

Carmine J. Broccole	9/24/09	—	—	—	625	1,250	2,500	—	$17,925
	9/24/09	—	—	—	—	—	—	1,250	17,925
		$0	$100,000	$200,000

(1)
Represents possible threshold, target and maximum payout levels for fiscal 2009 under our cash incentive MBO and EVA bonus programs. Bonuses paid to the Named Executive Officers are dependent on the level of achievement of certain individual and company performance objectives. The actual bonuses paid to each Named Executive Officer for 2009 are reported in the Summary Compensation Table for 2009 above. Additional information regarding our cash incentive bonus program is included in the “Compensation Discussion and Analysis” section above.

(2)
These columns reflect threshold, target and maximum payout levels for performance share awards granted under our 2006 Omnibus Incentive Plan. The performance share awards have a three year vesting period and performance target goals relating to the Company’s earnings before taxes measured at the end of a three year period. To the extent that the Company does not achieve the threshold level of earnings before taxes at the end of the measuring period, no performance shares will be issued. No performance shares were issued to the Named Executive Officers during 2009 with respect to the performance share awards granted in 2007 because the Company did not achieve the applicable financial goals for the 2007-2009 measuring period. Holders of performance share awards are not entitled to stockholder rights, including voting rights or dividends. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award will be forfeited. Additional information regarding our 2006 Omnibus Incentive Plan is included in the “Compensation Discussion and Analysis” section above.

(3)
This column reflects the number of shares of restricted stock issued under our 2006 Omnibus Incentive Plan. Shares of restricted stock have a three year vesting period and are not entitled to dividends; however, holders of restricted stock are entitled to voting rights. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire restricted stock award will be forfeited. See related discussion in the “Compensation Discussion and Analysis” section above. These awards are also described in the “Outstanding Equity Awards at Fiscal Year-End” section below.

(4)	The FASB ASC Topic 718 value of these awards is $14.34 per share as of the date of grant.

The following table summarizes the equity awards that we have made to our Named Executive Officers which are outstanding as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End for 2009

		Option Awards					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)

Lawrence I. Sills	2/14/2003	6,667	0	$14.74	(4)	2/14/2010	—	—	—	—
	2/14/2003	6,666	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	6,250	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	6,250	0	$14.91	(4)	5/24/2014	—	—	—	—
	5/19/2005	6,250	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	6,250	0	$11.61	(4)	5/19/2015	—	—	—	—
	10/25/2007	—	—	—		—	2,000	$17,040	2,000	$17,040
	9/8/2008	—	—	—		—	2,000	$17,040	2,000	$17,040
	9/24/2009	—	—	—		—	2,000	$17,040	2,000	$17,040

		Option Awards					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)

John P. Gethin	2/14/2003	6,000	0	$14.74	(4)	2/14/2010	—	—	—	—
	2/14/2003	6,000	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	5,625	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	5,625	0	$14.91	(4)	5/24/2014	—	—	—	—
	5/19/2005	1,625	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	5,625	0	$11.61	(4)	5/19/2015	—	—	—	—
	10/25/2007	—	—	—		—	1,875	$15,975	1,875	$15,975
	9/8/2008	—	—	—		—	1,875	$15,975	1,875	$15,975
	9/24/2009	—	—	—		—	1,875	$15,975	1,875	$15,975

James J. Burke	2/14/2003	4,000	0	$14.74	(4)	2/14/2010	—	—	—	—
	2/14/2003	4,000	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	3,750	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	3,750	0	$14.91	(4)	5/24/2014	—	—	—	—
	5/19/2005	3,750	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	3,750	0	$11.61	(4)	5/19/2015	—	—	—	—
	10/25/2007	—	—	—		—	1,875	$15,975	1,875	$15,975
	9/8/2008	—	—	—		—	1,875	$15,975	1,875	$15,975
	9/24/2009	—	—	—		—	1,875	$15,975	1,875	$15,975

Dale Burks	2/14/2003	1,600	0	$13.74	(5)	2/14/2009	—	—	—	—
	2/14/2003	1,600	0	$14.74	(4)	2/14/2010	—	—	—	—
	2/14/2003	1,600	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	3,750	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	3,750	0	$14.91	(4)	5/19/2014	—	—	—	—
	5/19/2005	3,750	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	3,750	0	$11.61	(4)	5/19/2015	—	—	—	—
	10/25/2007	—	—	—		—	1,250	$10,650	1,250	$10,650
	9/8/2008	—	—	—		—	1,250	$10,650	1,250	$10,650
	9/24/2009	—	—	—		—	1,250	$10,650	1,250	$10,650

Carmine J. Broccole	5/19/2005	1,500	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	1,500	0	$11.61	(4)	5/19/2015	—	—	—	—
	10/25/2007	—	—	—		—	1,250	$10,650	1,250	$10,650
	9/8/2008	—	—	—		—	1,250	$10,650	1,250	$10,650
	9/24/2009	—	—	—		—	1,250	$10,650	1,250	$10,650

(1)
Shares of restricted stock vest on the third anniversary of the date of grant. Performance shares vest on the third anniversary of the date of grant, provided that certain performance goals have been met at the end of the three year measuring period. Please refer to the “Compensation Discussion and Analysis” section above for additional information regarding equity awards granted under our 2006 Omnibus Incentive Plan.

(2)	The market value is based on the closing price of the Company’s Common Stock of $8.52 per share as of December 31, 2009 (the last trading day of 2009).

(3)	These options vest on the third anniversary of the date of grant.

(4)	These options vest on the second anniversary of the date of grant.

(5)	These options vest on the first anniversary of the date of grant.

The following table provides additional information relating to option exercises by our Named Executive Officers and the vesting of restricted stock awards previously granted to the Named Executive Officers during the year ended December 31, 2009.

Option Exercises and Stock Vested for 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)

Lawrence I. Sills	—	—	2,000	$8,600

John P. Gethin	—	—	1,875	$8,063

James J. Burke	—	—	1,875	$8,063

Dale Burks	—	—	1,250	$10,678

Carmine J. Broccole	—	—	1,250	$10,678

(1)
The market value is based on the closing prices of the Company’s Common Stock on the applicable vesting dates of such stock awards or $4.30 per share on May 18, 2009 and $11.37 per share on September 1, 2009. Messrs. Burks and Broccole had 500 shares vest on May 18, 2009 and 750 shares vest on September 1, 2009.

The following table shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our Supplemental SERP as of December 31, 2009.

Pension Benefits for 2009

Name	Plan Name (1)	Number of Years Credited Services (2)	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year

Lawrence I. Sills	—	—	—	—

John P. Gethin	—	—	—	—

James J. Burke	Supplemental SERP	30	$1,862,383	$0

Dale Burks	—	—	—	—

Carmine J. Broccole	—	—	—	—

(1)
The Supplemental SERP is an unfunded supplemental retirement program for eligible employees. Mr. Burke is presently the only participant in the Supplemental SERP. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. Please refer to the “Compensation Discussion and Analysis” section above and the “Severance and Change of Control Arrangements” section below for additional information regarding our Supplemental SERP.

(2)
The number of years of credited service reflects the Named Executive Officer’s actual service with us. We do not credit additional years of service under the Supplemental SERP, other than as may be required under the terms of the respective Severance Compensation Agreement with Mr. Burke. See “Severance and Change of Control Arrangements” section for additional information regarding the Severance Compensation Agreement.

(3)	The amounts reflected in this column represent the benefit the Named Executive Officer has accrued based upon his salary and the number of years of credited service as of December 31, 2009.

    The following table shows the aggregate earnings and balances for each of our Named Executive Officers under our Supplemental Executive Retirement Plan as of December 31, 2009.

Nonqualified Deferred Compensation for 2009

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at Last FYE

Lawrence I. Sills	$—	$16,798	$215,100	$—	$2,594,917

John P. Gethin	—	17,269	46,712	—	573,802

James J. Burke	—	12,970	16,068	—	195,938

Dale Burks	—	4,740	3,668	—	43,958

Carmine J. Broccole	—	6,042	1,496	—	17,336

(1)	The amounts shown in this column reflect amounts contributed in 2009.

(2)
Earnings are not above market and therefore are not reportable in the Summary Compensation Table. Please refer to the description under “Severance and Change of Control Arrangements” below for further information with respect to the Supplemental Executive Retirement Plan.

Equity Compensation Plan Information

The following table presents a summary of shares of Company Common Stock that may be issued under our existing equity plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders (1)	666,520	(2)	$11.59	336,625

Equity compensation plans not approved by security holders	—		—	—

All plans	666,520	(2)	$11.59	336,625

(1)
Represents shares of the Company’s Common Stock issued or issuable (a) under the 2006 Omnibus Incentive Plan and (b) upon exercise of options outstanding under our 1994 Omnibus Stock Option Plan, 1996 Independent Outside Directors’ Stock Option Plan, 2004 Omnibus Stock Option Plan and 2004 Independent Outside Directors’ Stock Option Plan.

(2)
This amount includes options to purchase 378,095 shares of the Company’s Common Stock issuable under our several stock option plans and 288,425 shares covered by outstanding awards of restricted stock and performance shares issued or issuable under our 2006 Omnibus Incentive Plan. Since the restricted stock and performance shares have no exercise price, they are not included in the weighted average exercise price calculation in the table above.

Severance and Change of Control Arrangements

Severance Compensation Agreements

In December 2001, the Company entered into Severance Compensation Agreements with each of John P. Gethin and James J. Burke. The agreements provide that if a change in control of the Company occurs and, within 12 months thereafter, the executive’s employment is terminated by the Company without cause or by the executive for certain specific reasons, then the executive will receive severance payments and certain other benefits. The specific reasons which allow the executive to resign and receive the benefits are: (1) a reduction or change in status, position or reporting responsibility; (2) a reduction in the executive’s annual rate of base salary; and (3) relocation of more than 15 miles from the Company’s current office.

If the executive resigns for one of the specific reasons, or is terminated without cause, the executive will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period on a pro rata, semi-monthly basis; (2) continued participation for a period of thirty six months in group medical, dental and/or life insurance plans; (3) an immediate three years of additional service credit for all purposes under the Company’s Supplemental SERP and any other applicable welfare plans; (4) exclusive use of a company automobile for the duration of the lease then in effect; (5) outplacement services; and (6) accelerated vesting of any unvested options.

For purposes of these agreements, a change in control of the Company means the occurrence of any of the following events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals; (2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50 percent of the total voting stock of the Company, including by way of merger, consolidation or otherwise; or (3) Lawrence I. Sills ceases to be the Chairman of the Board or the Chief Executive Officer of the Company.

Retention Bonus and Insurance Agreements

In December 2006, the Company entered into Retention Bonus and Insurance Agreements with each of John P. Gethin and James J. Burke. The agreements provide among other things: (1) agreement by each officer to remain an employee of the Company for a term of not less than three additional years after such officer reaches the age of 60 (the “Extension Period”); (2) additional compensation to each officer comprised of one year’s salary plus any applicable bonus at par payable in a lump sum; and (3) extension of the life insurance policies for each of the officers during the Extension Period. The bonus payable under these agreements would be forfeited in the event that the officer’s employment is terminated for any reason, other than a disability, in which case the officer shall be entitled to a pro rata bonus calculated as provided in the respective agreement.

Supplemental Executive Retirement Plan (SERP)

The Company has established a Supplemental Executive Retirement Plan (SERP) for our executive officers and other eligible employees. The purpose of this plan is to enable the Company to supplement the benefits under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. To the extent that an eligible employee retires or is terminated, their accounts in the SERP shall be paid either in a lump sum or over a period not to exceed ten years, at the election of the employee. In the event of a change of control of the Company, the Company shall, as soon as possible, but in no event longer than 60 days following the change of control event, make an irrevocable contribution to a rabbi trust established under the plan in an amount that is sufficient to pay each SERP participant or beneficiary the benefits to which SERP participants or their beneficiaries would be entitled pursuant to the terms of the SERP as of the date on which the change of control event occurred.  Upon a change of control event, each participant’s account shall be fully vested.

Supplemental SERP

The Company maintains an unfunded Supplemental SERP for James J. Burke. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. The benefits under the Supplemental SERP are in addition to benefits payable to participants under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan and SERP. Benefits under the Supplemental SERP will be paid from general corporate funds in the form of a lump sum and are not subject to any deduction for Social Security or other offset amounts.

Retiree Medical Benefits

The Company has established a company-funded health reimbursement account for eligible retirees. The health reimbursement account replaces a prior retiree medical benefit plan. Lawrence I. Sills, James J. Burke, and Dale Burks are the only Named Executive Officers eligible to receive benefits under this program.

2006 Omnibus Incentive Plan

As previously discussed in the “Compensation Discussion and Analysis” section above, we grant our Named Executive Officers shares of restricted stock. Under the terms of the 2006 Omnibus Incentive Plan, any unvested shares of restricted stock will immediately vest upon death, retirement at or after the age of 65, total disability, or upon a change in control of the Company. For purposes of the Incentive Plan, a “change of control” means any of the following events:

(a)	Any person, other than certain designated persons, becomes the beneficial ownership of 20% or more of the total voting stock of the Company;

(b)	Individuals who constitute the Board as of May 21, 2009 cease for any reason to constitute at least a majority of the Board, other than in certain circumstances;

(c)
Consummation of a reorganization, merger, or consolidation of the Company or a sale or other disposition of all or substantially all of the assets of the Company, in each case unless, (i) the beneficial owners of the Company before such event hold less than 50% of the voting stock after such event; (ii) no person beneficially owns, directly or indirectly, 20% or more of the total voting stock of the successor entity, except to the extent that such ownership existed prior to the business combination; and (iii) at least a majority of the members of the board of directors of the successor entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such business combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Based upon a hypothetical termination date of December 31, 2009, the severance, termination (without cause), retirement or change of control benefits for our Named Executive Officers would have been as follows:

Estimated Benefits Upon Termination Following a Change in Control

Name	Severance Compensation Agreement Amount (1)	Retention Agreement Amount (2)	SERP Amount (3)	Supplemental SERP Amount (4)	Early Vesting of Restricted Stock (5)	Other (6)	Total

Lawrence I. Sills	—	—	$2,594,917	—	$51,120	$69,928	$2,715,965
John P. Gethin	$2,454,000	$0	573,802	—	47,925	128,229	3,203,956
James J. Burke	2,019,000	0	195,938	$1,862,383	47,925	156,745	4,281,991
Dale Burks	—	—	43,958	—	31,950	34,459	110,367
Carmine J. Broccole	—	—	17,336	—	31,950	—	49,286

(1)	This amount represents three times the sum of the executive officer’s 2009 base salary and standard bonus and is payable over a two year period on a semi-monthly basis.

(2)	Neither Mr. Gethin nor Mr. Burke was entitled to any payments under this agreement at December 31, 2009.

(3)	This amount represents the payouts under the SERP which are payable in a lump sum upon termination.

(4)
This amount represents the payouts under the Supplemental SERP, inclusive of the benefit of any additional service credit provided under the Severance Compensation Agreement which are payable in a lump sum upon termination.

(5)
This amount represents the closing price of our Common Stock on December 31, 2009 of $8.52 per share multiplied by the outstanding number of shares of restricted stock for each executive as follows: Mr. Sills –  6,000 shares; Mr. Gethin and Mr. Burke – 5,625 shares; and Mr. Burks and Mr. Broccole – 3,750 shares.

(6)
For Messrs. Gethin and Burke, this amount represents Company payments for (a) group medical, dental and/or life insurance plans for a 36 month period, (b) use of a company automobile for the duration of the lease then in effect, and (c) the cost of outplacement services, pursuant to the terms of the Severance Compensation Agreement. In addition, Messrs. Sills, Burke and Burks are entitled to post-retirement medical benefits, the present value of such amounts are included above.

Risk Considerations in our Compensation Program

Our Compensation and Management Development Committee has discussed the concept of risk as it relates to our compensation program for all employees. The Committee does not believe our compensation program encourages excessive or inappropriate risk taking because the Company does not use highly leveraged incentives that drive risky short-term behavior. As we discussed previously with respect to our Named Executive Officers in the Compensation Discussion and Analysis, we structure our incentive bonus programs and equity award programs to promote the creation of long-term value and discourage behavior that leads to excessive risk:

•
We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price so that employees do not feel pressured to focus exclusively on stock price performance to the detriment of other important business goals. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash EVA-based bonus is awarded based on the Company’s achievement of financial improvement. For long-term performance, our restricted stock and performance share awards vest over three years.

•
We cap our MBO and EVA bonus payouts at 200%, which we believe also mitigates excessive risk taking by limiting payouts. With respect to EVA bonus payouts, since bonuses tied to EVA are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his or her own bonus compensation through excessive risk taking is constrained.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy relating to the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% or greater stockholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company’s policies and procedures apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Our policy requires that all related party transactions be disclosed to the Nominating and Corporate Governance Committee (with respect to directors) or the Audit Committee (with respect to officers). The applicable Committee then reviews the material facts of such related party transactions and either approves or disapproves of the entry into or ratifies the related party transaction. In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our policy provides that any related party transaction may be consummated or continue if (1) the transaction is approved by the disinterested members of the Board of Directors or (2) the transaction involves compensation approved by the Company’s Compensation and Management Development Committee. No Director shall participate in any discussion or approval of a transaction for which he or she is the related party.

In 2009, there were two related-person transactions under the relevant standards. Eric Sills, our Vice President Engine Management Division, is the son of our Chairman and Chief Executive Officer, Lawrence I. Sills, and is the nephew of our Directors, Arthur S. Sills and Peter J. Sills. Eric Sills received total compensation of $410,508 for 2009, calculated in the same manner as in the Summary Compensation Table (Base Salary: $223,000; Stock Awards: $35,850; Non-Equity Incentive Plan Compensation: $128,918; All Other Compensation: $22,740). The Compensation and Management Development Committee reviewed and approved this compensation arrangement.

In July 2009, the Company issued $5.4 million aggregate principal amount of 15% unsecured promissory notes to certain directors and executive officers and to the trustees of our Supplemental Executive Retirement Plan on behalf of the plan participants, of which our executive officers are also participants.  The 15% unsecured promissory notes (a) mature on April 15, 2011, (b) carry an interest rate of 15%, payable semi-annually, and (c) are generally on the same terms as the Company’s 15% convertible subordinated debentures except that the notes are not convertible into common stock and may be pre-paid.  The 15% unsecured promissory notes are subordinated in right of payment to all of our existing and future senior indebtedness.

The purchasers of the promissory notes, the principal amounts of their investment in such notes, and the interest paid to them in 2009 are as follows:

•	the trustees of the Company’s Supplemental Executive Retirement Plan on behalf of plan participants—$5,000,000 principal amount and $201,109 in interest paid;
•	William Turner (Director) — $50,000 principal amount and $2,021 in interest paid;
•	Robert Gerrity (Director) — $100,000 principal amount and $4,042 in interest paid;
•	Frederick Sturdivant (Director) — $25,000 principal amount and $1,010 in interest paid;
•	Richard Ward (Director) — $50,000 principal amount and $2,021 in interest paid;
•	Roger Widmann (Director) — $50,000 principal amount and $2,021 in interest paid;
•	John Gethin (President) — $25,000 principal amount and $1,010 in interest paid;
•	James Burke (Chief Financial Officer) — $25,000 principal amount and $1,010 in interest paid;
•	Carmine Broccole (Vice President General Counsel) — $25,000 principal amount and $1,010 in interest paid;
•	Eric Sills (Vice President Engine Management) — $25,000 principal amount and $1,010 in interest paid; and
•	William Fazio (Chief Accounting Officer) — $25,000 principal amount and $1,010 in interest paid.

The Company has not pre-paid any principal amount of the promissory notes.  A committee of disinterested directors reviewed and approved this transaction.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is comprised of six directors who are “independent” as defined under the listing standards of the New York Stock Exchange. The Committee met five times in 2009 and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Committee also reviewed with Grant Thornton LLP, the Company’s independent registered public accounting firm, that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended (AIPCA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee discussed with Grant Thornton the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

William H. Turner, Chairman	Robert M. Gerrity
Pamela Forbes Lieberman	Frederick D. Sturdivant
Richard S. Ward	Roger M. Widmann

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

To be considered for inclusion in next year’s Proxy Statement pursuant to the provisions of Rule 14a-8 of the Exchange Act, stockholder proposals must be received at the Company’s offices no later than the close of business on December 20, 2010. Proposals should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

For any stockholder proposal that is not submitted for inclusion in the next year’s Proxy Statement, but is instead sought to be presented directly at the 2011 Annual Meeting, rules of the Securities and Exchange Commission permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on March 5, 2011, and advises stockholders in the 2011 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on March 5, 2011. Notice of intention to present proposals at the 2011 Annual Meeting should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

FORM 10-K

The Company’s 2009 Annual Report has been mailed to stockholders. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is included in the 2009 Annual Report and will also be furnished to any stockholder who requests the same free of charge (except for exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged). Requests should be addressed to the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101. The 2009 Annual Report is also available at our website at www.smpcorp.com under “Investor Relations – SEC Filings”.

OTHER MATTERS

On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the Annual Meeting, it is the intention of the proxy holders named in the proxy card to take such action as shall be in accordance with their best judgment.

By Order of the Board of Directors

Carmine J. Broccole
Vice President General Counsel
and Secretary

Dated: April 20, 2010

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

STANDARD MOTOR PRODUCTS, INC.

REVOCABLE PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2010

The undersigned stockholder of STANDARD MOTOR PRODUCTS, INC.  (the “Company”) hereby appoints LAWRENCE I. SILLS, JOHN P. GETHIN and JAMES J. BURKE, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on this Proxy, all of the shares of the Company’s Common Stock held of record by the undersigned on April 9, 2010 at the Annual Meeting of Stockholders of the Company to be held on May 20, 2010, or at any adjournment thereof.

COMMON
1.	Election of Directors

For Election of All Nominees	Withhold Vote for All Nominees	For All Except
☐	☐	☐

Robert M. Gerrity, Pamela Forbes Lieberman, Arthur S. Sills, Lawrence I. Sills, Peter J. Sills, Frederick D. Sturdivant, William H. Turner, Richard S. Ward and Roger M. Widmann

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of such nominee(s) in the space provided below.

Directors
Recommend:

FOR 2.	Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES NAMED ABOVE AND “FOR” PROPOSAL 2. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Please be sure to sign and date this Proxy in the box below.

Date

Stockholder sign above	Co-Owner (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

STANDARD MOTOR PRODUCTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.